Exhibit 99.1
For more information, please contact:
Michael J. McCloskey, Executive Vice President
(720) 932-4282
United Western Bancorp Files Registration Statement with SEC for Underwritten Common Stock Offering
DENVER — August 10, 2009 — United Western Bancorp, Inc. (Nasdaq: UWBK) announced today that it filed a registration statement with the Securities and Exchange Commission for a proposed public offering of up to $80 million of shares of United Western Bancorp common stock in an underwritten public offering. Sandler O’Neill & Partners, L.P. will be the lead manager for the offering. FBR Capital Markets & Co. and Sterne, Agee and Leach, Inc. will serve as co-managers.
Net proceeds to United Western Bancorp are expected to be used to support the growth and related regulatory capital needs of United Western Bank®, repay indebtedness under its revolving line of credit, and apply toward general working capital purposes. United Western Bancorp anticipates completing the public offering prior to the end of its third fiscal quarter, but there can be no assurance as to when the offering will be completed.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including a prospectus when available.
About United Western Bancorp
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank®, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. The area spans the eastern slope of the Rocky Mountains — from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank® plans to grow its network to an estimated ten to twelve community bank locations over the next three to five years.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and United Western Bancorp intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering, the anticipated use of proceeds of the offering, and the expectations regarding size, timing, or completion of the offering. United Western Bancorp cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions or in prices of the company’s common stock; (b) changes in the market for the company’s products and services; and (c) other risks as detailed in United Western Bancorp’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, and subsequent filings with the Securities and Exchange Commission.
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